SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934      (Amendment No.    )


Filed by the registrant                        [X]
Filed by a party other than the registrant     [ ]

Check the appropriate box:
[X]   Preliminary proxy statement
[X] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive proxy statement
[ ]   Definitive additional materials
[ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        HELIX TECHNOLOGY CORPORATION
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              (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)   Title of each class of securities to which transaction applies:

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      pursuant to Exchange Act Rule 0-11:  (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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                        HELIX TECHNOLOGY CORPORATION
                         Mansfield Corporate Center
                            Nine Hampshire Street
                          Mansfield, MA 02048-9171
               Telephone (508) 337-5111  -  Fax (508) 337-5175


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   Thursday, April 29, 1999, at 11:00 a.m.


To the Stockholders of Helix Technology Corporation:

Notice is hereby given that the 1999 Annual Meeting of Stockholders (the "Meeting") of Helix Technology Corporation (the "Company") will be held on Thursday, April 29, 1999, at 11:00 a.m. at The Down Town Club, 225 Franklin Street, Boston, Massachusetts, for the following purposes:

      1.   To elect a Board of Directors;

      2. To approve an amendment to the Company's Restated Certificate of Incorporation to divide the Board of Directors of the Company into three classes;

      3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the current year; and

      4. To transact such other business as may properly come before the Meeting.

Only stockholders of record at the close of business on March 17, 1999, will be entitled to notice of and to vote at the Meeting.

                                       By Order of the Board of Directors

                                       Beverly L. Armell
                                       Corporate Secretary

Mansfield, Massachusetts
March 26, 1999


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.


                        HELIX TECHNOLOGY CORPORATION
                         Mansfield Corporate Center
                            Nine Hampshire Street
                          Mansfield, MA  02048-9171
               Telephone (508) 337-5111  -  Fax (508) 337-5175


                               PROXY STATEMENT


This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of the Company for use at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at The Down Town Club, 225 Franklin Street, Boston, Massachusetts, on Thursday, April 29, 1999, at 11:00 a.m., and at any adjournments thereof. The matters to be considered and acted upon at the Meeting are set forth in the attached Notice of Annual Meeting.

The record date for the determination of stockholders entitled to notice of and to vote at the Meeting has been fixed by the Board of Directors as the close of business on March 17, 1999. As of that date there were ______________ shares of Common Stock, $1.00 par value per share (the "Common Stock") of the Company outstanding and entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote on each of the matters listed in the Notice of Annual Meeting. A majority of the outstanding shares of Common Stock will constitute a quorum at the Meeting. Votes withheld, abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

When the proxy card of a stockholder is duly executed and returned, the shares represented thereby will be voted in accordance with the voting instructions given on the proxy by the stockholder. If no such voting instructions are given on a proxy card with respect to one or more proposals, the shares represented by that proxy card will be voted, with respect to the election of directors, for the nominees named herein, and with respect to other proposals, in accordance with the recommendations of the Board. Stockholders may revoke their proxies at any time prior to any vote at the Meeting by written notice of revocation to the Secretary of the Company at or before the Meeting, by submission of a duly executed proxy card bearing a later date, or by voting in person by ballot at the Meeting.

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is required to approve the proposed amendment to the Company's Restated Certificate of Incorporation to classify the Board of Directors. Abstentions and broker non-votes will be counted as entitled to vote, and, accordingly, will have the effect of negative votes for this purpose.

This Proxy Statement, the Notice of Annual Meeting, and the form of proxy will first be sent to stockholders on or about March 26, 1999.


                                 PROPOSAL 1
                            ELECTION OF DIRECTORS

In accordance with Section 2 of Article II of the By-Laws, the Board has fixed the number of directors to constitute the full Board for the ensuing year at seven. The Board has nominated Arthur R. Buckland, Matthew O. Diggs, Jr., Frank Gabron, Robert H. Hayes, Robert J. Lepofsky, Marvin G. Schorr and Mark S. Wrighton. Wickham Skinner has declined to be nominated for reelection to the Board of Directors. Dr. Skinner's decision was not based on any disagreement with the Company or any matter relating to the Company's operations, policies or practices. Each of the nominees is currently a director of the Company and has consented to be nominated and to serve if elected. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee. In the event that a vacancy occurs during the year, such vacancy may be filled by the Board for the remainder of the full term.

If the proposed amendment to Article FIFTH of the Restated Certificate of Incorporation is approved by the stockholders at the Meeting and the nominees are elected, the Board will be divided into three classes and Robert H. Hayes and Mark S. Wrighton will serve terms expiring at the 2002 Annual Meeting of Stockholders (Class I); Arthur R. Buckland, Matthew O. Diggs, Jr., and Frank Gabron will serve terms expiring at the 2001 Annual Meeting of Stockholders (Class II); and Robert J. Lepofsky and Marvin G. Schorr will serve terms expiring at the 2000 Annual Meeting of Stockholders (Class III), or, in all cases, until their successors are duly elected and qualified or until their earlier death, resignation or removal from office. See "Proposal 2: Classification of the Board of Directors." If the proposed amendment to Article FIFTH is not approved by the stockholders at the Meeting, all seven of the nominees, if elected, will serve as directors until the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF MESSRS. BUCKLAND, DIGGS, GABRON, HAYES AND LEPOFSKY AND DRS. SCHORR AND WRIGHTON TO THE BOARD OF DIRECTORS.

                                                                                                        Nominees
                                                                                           Director     for Term
Name of Nominee           Age                     Principal Occupation                      Since       Expiring
----------------------------------------------------------------------------------------------------------------

Nominees for Class I Directors:

Robert H. Hayes           62      Professor, Harvard Business School                         1998         2002

Mark S. Wrighton          49      Chancellor, Washington University, St. Louis               1990         2002

Nominees for Class II Directors:

Arthur R. Buckland        50      President, Chief Executive Officer and Chairman            1996         2001
                                  CP Clare Corporation

Matthew O. Diggs, Jr.     66      General Partner, McClintock Industries                     1997         2001

Frank Gabron              68      Retired Chief Executive Officer of the Company             1980         2001

Nominees for Class III Directors:

Robert J. Lepofsky*       54      President and Chief Executive Officer of the Company       1987         2000

Marvin G. Schorr*         74      Chairman of the Board of the Company,                      1982         2000
                                  Chairman of the Board of Landauer, Inc.,
                                  Tech/Ops Sevcon, Inc., and Tech/Ops Corporation

----------------------------------------------------------------------------------------------------------------

<F*>  Member of the Executive Committee


Mr. Buckland has served as President, Chief Executive Officer and Chairman of CP Clare Corporation since July of 1993. He served as President of FourPi Systems, a privately held company, from 1992 to 1993. He served as President of Lex Electronics in the United Kingdom from 1990 to 1991. Prior to 1990, he held executive management positions at Schlumberger Ltd., Teradyne, Fairchild and Texas Instruments Inc. He currently serves as a director of General Scanning Inc.

Mr. Diggs has served as a General Partner of McClintock Industries, formerly The Diggs Group, a private investment firm, since 1990. Prior to 1990, he served as Vice Chairman of Copeland Corporation from 1987 to 1990 and as President and Chief Executive Officer from 1975 to 1987. He currently serves as Chairman of the Board of Ripplewood Holdings and Dayton Superior Corporation, and as a director of Tower Automotive Industries and Wright State University.

Mr. Gabron served as Chairman of the Board of the Company from January 1981 through July 1996. He served as President of the Company from November 1980 to February 1987, and Chief Executive Officer of the Company from November 1980 until December 1988.

Professor Hayes holds the Philip Caldwell Professorship in Business Administration at Harvard Business School, where he specializes in operations and technology management. Prior to his appointment to the Harvard Faculty in 1966, Professor Hayes worked for IBM and McKinsey & Company. He is a director of the American Productivity & Quality Center and The Perkin-Elmer Corporation.

Mr. Lepofsky has served as President of the Company since February 1987, and as Chief Executive Officer of the Company since January 1989. He was Chief Operating Officer of the Company from December 1982 to December 1988, and was Senior Vice President from December 1982 to February 1987. Prior to December 1982, Mr. Lepofsky was a Vice President of the Company for two years.

Dr. Schorr was elected Chairman of the Board of the Company in August 1996. He served as President and Chief Executive Officer of Tech/Ops, Inc., from 1962 to 1987 and Chairman of the Board of that company from 1981 to 1987.
In 1987 Tech/Ops was reorganized into three companies: Landauer, Inc., Tech/Ops Sevcon, Inc., and Tech/Ops Corporation, of which the former two are publicly owned manufacturers of technology-based products and services, and the latter is a privately owned consulting business. Dr. Schorr has been Chairman of the Board of Directors of all three companies since 1987.

Dr. Wrighton has been Chancellor of Washington University in St. Louis since July 1995. He was Provost of Massachusetts Institute of Technology from 1990 until 1995, and held the Ciba-Geigy Chair in Chemistry at MIT. He joined the faculty at MIT in 1972 as Assistant Professor of Chemistry, was appointed Associate Professor in 1976 and Professor in 1977. From 1981 until 1989 he held the Frederick G. Keyes Chair in Chemistry and was Head of the Department of Chemistry from 1987 until 1990. Dr. Wrighton also serves as a director of Ionics, Inc., O.I.S. Optical Imaging Systems, Inc., and Cabot Corporation.

There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.


                                 PROPOSAL 2
                  CLASSIFICATION OF THE BOARD OF DIRECTORS

The proposed amendment to Article FIFTH of the Restated Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three classes of directors of approximately equal size serving staggered three-year terms. If the proposed amendment is adopted, the Board of Directors of the Company will be divided into three classes, and two directors elected at the Meeting will serve a one-year term expiring at the 2000 Annual Meeting of Stockholders, three directors will serve a two-year term expiring at the 2001 Annual Meeting of Stockholders, and the remaining two directors will serve a three-year term expiring at the 2002 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, directors will be elected to succeed those whose terms expire, with each newly elected director to serve for a three-year term. If the proposed amendments are not adopted, all directors elected at the Meeting will be elected for a term expiring at the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Under the proposed amendment to the Restated Certificate of Incorporation, limits are prescribed for the size of the entire Board of Directors, with a minimum set at three directors and a maximum set at fifteen directors. The total number of directors and the number of directors constituting each class of directors (with each of the three classes being required to be as nearly equal as possible) may be fixed or changed, from time to time, only by the Board of Directors within such authorized limits.

In addition, the proposed amendment to the Restated Certificate of Incorporation expressly delegates to incumbent directors the power to fill any vacancies on the Board of Directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise. Any director elected by the Board to fill a vacancy would hold office for the unexpired portion of the term of the director whose place has been filled. A director elected by the Board to fill a newly created directorship resulting from an increase in the number of directors would hold office until the next election of the class for which such director was chosen. If the size of the Board has been increased, the additional directors would be apportioned among the three classes to make all classes as nearly equal as possible.

Under Delaware law, directors serving on a classified Board may be removed only for cause unless the Certificate of Incorporation provides otherwise. The Company's Restated Certificate of Incorporation will provide that the directors will be subject to removal by stockholders only for cause if the amendment is approved.

The Board of Directors of the Company believes that a classified Board would be advantageous to the Company and its stockholders because, by providing that directors will serve three-year terms rather than one-year terms, it would enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by such Board. The Company's Board believes that this, in turn, will permit the Company's Board to represent more effectively the interests of all stockholders, including responding to circumstances created by demands or actions by a minority stockholder or group. In the past, numerous attempts were made by various individuals and entities to acquire significant minority positions in certain other companies with the intent of obtaining control of the companies by electing their own slate of directors, or of achieving some other goal, such as the repurchase of their shares at a premium, by threatening to obtain such control. These insurgents often can elect a company's entire board of directors through a proxy contest or otherwise, even though they do not own a majority of the company's outstanding shares entitled to vote. A classified Board may discourage such purchases because its provisions would operate to delay the purchaser's ability to obtain control of the Board in a relatively short period of time. The delay arises because it would generally take a purchaser two annual meetings of stockholders to elect a majority of a classified Board, since the purchaser would need to show cause and obtain the affirmative vote of a majority of the outstanding shares entitled to vote in order to remove any directors. Also, since neither Delaware law nor the Company's Restated Certificate of Incorporation or By-Laws requires cumulative voting, a purchaser of a block of stock of the Company constituting less than a majority of the outstanding shares would have no assurance of proportional representation on the Company's Board.

For the same reasons, a classified Board may also deter certain mergers, tender offers or other future takeover attempts which some or a majority of holders of Common Stock may deem to be in their best interests. In addition, a classified Board would delay stockholders who do not like the policies of the Board of Directors from removing a majority of the Board for up to two years, unless they can show cause and obtain the requisite vote.

The Board of Directors of the Company has no knowledge of any present plan to gain control of the Company or to organize a proxy contest. However, the Company's Board believes that it is prudent and in the interests of stockholders generally to provide the advantage of greater assurance of continuity in the composition and policies of the Board of the Company which will result from a classified Board. The Company's Board believes such advantage outweighs any disadvantage relating to discouraging potential acquirers from making an effort to obtain control of the Company.

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is required for the approval of the proposed amendment to the Company's Restated Certificate of Incorporation to divide the Board of Directors into three classes of directors of approximately equal size, serving staggered three-year terms.

The Board of Directors of the Company believes that the amendment to the Restated Certificate of Incorporation to classify the Board of Directors is in the best interest of the Company and its stockholders and recommends a vote FOR the proposal to approve the amendment to the Restated Certificate of Incorporation to divide the Board of Directors into three classes of directors of approximately equal size serving staggered three-year terms.

                           COMMITTEES OF THE BOARD

In addition to the Executive Committee, the Board of Directors has an Audit Committee consisting of Messrs. Buckland, Diggs and Gabron; and a Human Resources and Compensation Committee consisting of Mr. Hayes and Drs. Schorr and Wrighton. The functions of the Audit Committee are to review the engagement of auditors, including the fee, scope, and timing of the audit and any other services rendered; to review policies and procedures and the effectiveness of internal controls; and to review the financial reporting process. The functions of the Human Resources and Compensation Committee include the review and approval of executive compensation and the administration and supervision of the Company's stock option and restricted stock plans.

During the year ended December 31, 1998, the Board of Directors held six meetings, the Audit Committee held three meetings and the Human Resources and Compensation Committee held three meetings. During the year, all directors attended at least 78 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board on which they served.


                           EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation paid by the Company for services in all capacities for the years ended December 31, 1998, 1997 and 1996, to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (all five hereinafter referred to as the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                                                                 Compensation
                                                                    Awards                 All Other
                                                             ---------------------        Compensation
                                                             Securities Underlying    --------------------
    Name and                         Annual Compensation         Stock Options         401(k)
Principal Position           Year     Salary      Bonus            (Shares)           Match(1)    Other(2)
----------------------------------------------------------------------------------------------------------

Robert J. Lepofsky           1998    $380,000    $ 40,000                -             7,150       $1,943
  President & Chief          1997     345,000     115,000                -             4,800        1,715
  Executive Officer          1996     330,000      60,000                -             4,500        1,617

Robert E. Anastasi           1998     180,000      30,000           40,000             8,650          768
  Senior Vice President      1997     170,000      60,000           15,000             4,750          699
                             1996     165,000      40,000           20,000             4,500          657

Michael El-Hillow(3)         1998     180,000      35,000           40,000             6,000          464
  Senior Vice President &    1997     118,346      35,000           20,000                 -          289
  Chief Financial Officer

Christopher Moody(3)         1998     180,000      35,000           50,000                 -          269
  Senior Vice President      1997      58,461      35,000           30,000                 -           86

Richard J. Paynting(3)       1998     180,000      25,000           40,000             8,873          768
  Senior Vice President      1997     170,000      55,000           20,000                 -          694
                             1996      64,615      25,000           20,000                 -          155
----------------------------------------------------------------------------------------------------------

<F1>  Represents Company matching contributions under the Company's 401(k)
      Plan.
<F2>  Represents premiums paid by the Company for excess group life insurance.
<F3>  Mr. El-Hillow joined the Company in April 1997; Mr. Moody joined the
      Company in August 1997, and Mr. Paynting joined the Company in August
      1996.


                         STOCK OPTION GRANTS IN 1998

The following table provides information concerning the Grant of Stock Options (also reported in the Summary Compensation Table) under the Company's 1996 Equity Incentive Plan during the year ended December 31, 1998, to the Named Executive Officers.

                                                                                   Potential Realizable Value
                       Number of     Percentage of                                  at Assumed Annual Rates
                       Securities    Total Options                                   of Stock Appreciation
                       Underlying     Granted to       Exercise                        for Option Term(2)
                        Options      Employees in        Price       Expiration    --------------------------
       Name            Granted(1)     Fiscal 1998     (Per Share)       Date            5%          10%
-----------------------------------------------------------------------------------------------------------

Robert E. Anastasi       40,000          23.5%          $23.109      02/18/2008      $581,334    $1,473,216
Michael El-Hillow        40,000          23.5%           23.109      02/18/2008       581,334     1,473,216
Christopher Moody        50,000          29.4%           23.109      02/18/2008       726,668     1,841,520
Richard J. Paynting      40,000          23.5%           23.109      02/18/2008       581,334     1,473,216
-----------------------------------------------------------------------------------------------------------

<F1>  This option grant is exercisable in four equal annual cumulative installments beginning one year from the date of grant, which was February 19, 1998.
<F2>  The 5% and 10% rates used are mandated by the Securities and Exchange
      Commission. The actual value, if any, that an executive may realize upon option exercises will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the values calculated by using these assumed appreciation rates. No gain to the executives is possible without an increase in the price of the Common Stock, which would benefit all stockholders proportionately.

       STOCK OPTION EXERCISES IN 1998 AND YEAR-END STOCK OPTION VALUES

The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the year and the value of unexercised options at December 31, 1998.

                                                         Number of Securities
                                                        Underlying Unexercised           Value of Unexercised
                                                           Options Held at             In-the-Money Options at
                         Shares                           December 31, 1998              December 31, 1998(2)
                       Acquired on       Value       ----------------------------    ----------------------------
       Name             Exercise      Realized(1)    Exercisable    Unexercisable    Exercisable    Unexercisable
-----------------------------------------------------------------------------------------------------------------

Robert J. Lepofsky       80,000        $895,000              -         160,000         $     -       $1,730,000
Robert E. Anastasi            -               -         13,750          61,250               -                -
Michael El-Hillow             -               -          5,000          55,000               -                -
Christopher Moody             -               -          7,500          72,500               -                -
Richard J. Paynting           -               -         15,000          65,000               -                -
-----------------------------------------------------------------------------------------------------------------

<F1>  "Value Realized" represents the difference between the exercise price and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.
<F2>  Based on the mean between the high and low prices for the Common Stock of the Company as reported by the NASDAQ National Market on December 31, 1998 ($12.50), less the price to be paid upon exercise.

                             RETIREMENT PROGRAM

The following table sets forth estimated combined annual benefits under the Company's Pension Plan and the Company's Supplemental Key Executive Retirement Plan ("SERP"), on a straight-life annuity basis, to persons in specified compensation and years-of-service categories, as if they had retired at age 65 at December 31, 1998:

                                        Estimated Annual Pension
 Average Qualified                     (Including SERP Benefits)
Annual Compensation               Based on Years of Service Indicated
on which Retirement    --------------------------------------------------------
Benefits Are Based     10 Years    15 Years    20 Years    25 Years    30 Years
-------------------------------------------------------------------------------

     $150,000          $25,020     $ 37,399    $ 49,521    $ 64,521    $ 64,521
      200,000           33,861       50,366      66,528      86,528      86,528
      250,000           43,712       64,548      84,751     109,751     109,751
      300,000           53,712       79,014     103,258     133,258     133,258
      350,000           63,712       93,480     121,765     156,765     156,765
      400,000           73,712      107,946     140,271     180,271     180,271


Pension Plan

Contributions to the Company's Pension Plan (the "Plan"), which is a defined benefit plan, are not included in the Summary Compensation Table because such contributions are made on an actuarial basis and cannot be separately calculated. The Company recognized pension expense of $275,000; however, because this Plan is overfunded, a contribution was not required and not made in 1998. Employees who are at least 21 years of age with one year of service are eligible for this Plan.

Compensation covered by the Plan includes salary and commissions but excludes bonuses or incentive awards, if any. Benefits under the Plan as set forth in the table above are determined on a straight-life annuity basis based upon years of participation completed after December 31, 1978, and highest consecutive 60-month average compensation during the last 120 months of employment and are integrated with Social Security benefits. As of December 31, 1998, Messrs. Lepofsky and Anastasi each had accrued 20 years of benefit service under the Plan, Mr. Paynting had accrued 2.3 years of such service, Mr. El-Hillow had accrued 1.8 years and Mr. Moody had accrued
1.4 years.

Supplemental Key Executive Retirement Plan

In 1992 the Company adopted a Supplemental Key Executive Retirement Plan which is designed to supplement benefits paid to certain participants under Company-funded tax-qualified retirement plans which benefits are otherwise limited with respect to highly paid employees by the Internal Revenue Code. In general, the plan provides that participants with 25 or more years of service who have reached the age of 65 at the time of retirement will receive a supplemental annual pension from the Company equal to 50 percent of the greater of such participant's (i) average compensation (as described under "Pension Plan" above) or (ii) actual compensation during the 12 months prior to retirement, less all Company-funded retirement benefits. Benefits under the plan are reduced for participants with less than 25 years of service. The Company recorded additional retirement costs of $170,000 in connection with the plan in 1998.


                        COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee of the Board of Directors (the "Committee") is composed of three independent, disinterested directors who are not employees of the Company. The Committee regularly reviews and approves generally all compensation and fringe benefit programs of the Company and also reviews and determines the actual compensation of the Named Executive Officers, as well as all stock option grants and restricted stock awards to all employees. All compensation actions taken by the Committee are reported to and approved by the full Board of Directors, excluding employee directors. The Committee also reviews and makes recommendations to the Board on policies and programs for the development of management personnel and management structure and organization. The Committee reviews and administers the Company's 1996 Equity Incentive Plan. The Committee also reviews and administers the Company's 1996 Stock Option Plan for Non-Employee Directors. The Committee regularly reviews Executive Compensation Reports prepared by independent organizations in order to evaluate the appropriateness of its Executive Compensation Program.

The Committee uses its base salary and performance-based bonus program for the Named Executive Officers to enhance short-term profitability and stockholder value and uses stock options and restricted stock awards to enhance long-term growth in profitability, return on equity and stockholder value. In order to meet these objectives, the Committee first sets base salaries for the Named Executive Officers based on a review of base salaries among competitive peer groups and then sets target bonus awards comprising about 15 to 35 percent of total target compensation, depending upon the position being reviewed. The Committee reviews the Company's annual performance plan and the individual goals and objectives of each Named Executive Officer for the ensuing year and sets incentive target bonus awards which are directly linked to the short-term financial performance of the Company as a whole and to the specific annual goals and objectives of each Named Executive Officer. In February of each year, the Committee meets to review the performance of the Company and the performance of the Chief Executive Officer and each Named Executive Officer in relation to the Company's performance plan for the year then ended and in relation to the goals set for the Chief Executive Officer and each Named Executive Officer and awards bonuses accordingly. The Committee then sets base salaries and target bonus awards for the next year. The Committee has discretion to reward extraordinary accomplishments with special bonuses. In this process the Committee first meets with the Chief Executive Officer to review the performance of the Company and the performance of each Named Executive Officer and then meets in an executive session to review the performance of all the Named Executive Officers, including the Chief Executive Officer.

The minimum annual salary of the Chief Executive Officer is set pursuant to an employment agreement entered into by the Company and the Chief Executive Officer. See "Employment Agreements," page 13. The Committee may increase the minimum annual salary of the Chief Executive Officer from time to time at its discretion based upon the performance of the Company and such other factors as the Committee may determine.

With respect to the Company's performance during 1998, the Company experienced the general downturn in the market for semiconductor capital equipment and did not meet its performance plan. Accordingly, the Committee awarded bonuses to the Company's Chief Executive Officer and other Named Executive Officers that were substantially below their target bonuses.

The Committee did, however, note that the performance of the Company in general over the past five years had been very strong and further noted that the overall performance of the Company over the first nine (9) years of the ten
(10) year term of Mr. Lepofsky's performance option had already significantly exceeded the performance targets set forth in that option. Accordingly, and in order to assure the Company with continuity in the position of its Chief Executive Officer, the Company elected to enter into a new 8-year employment agreement with Mr. Lepofsky, effective on February 11, 1999, in place of his prior agreement and to grant Mr. Lepofsky a new non-statutory stock option for the purchase of 200,000 shares of Common Stock of the Company, exercisable in eight (8) equal annual cumulative installments beginning on the first anniversary of the date of grant. In light of the fact that the ten (10) year performance targets of the Company set forth in Mr. Lepofsky's prior ten (10) year performance stock option had already been significantly exceeded, the Committee decided to agree that the final two installments of said option shall become exercisable together on March 1, 2000, without any requirements that any performance criteria of the Company be achieved with respect thereto.

The Committee believes that the foregoing combination of base salaries, incentive bonuses, stock options and performance-related stock options has helped develop a Senior Management Group dedicated to achieving significant improvement in both the short-term and long-term financial performance of the Company.

The foregoing report has been furnished by the three members of the Human Resources and Compensation Committee - Dr. Wickham Skinner (Chairman), Dr. Marvin G. Schorr and Dr. Mark S. Wrighton.

                 STOCKHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the change in the cumulative total stockholder return of the Company's Common Stock against the change in the cumulative total return of the S&P Technology Sector Composite Index and the NASDAQ Composite Index for the period of five years ended December 31, 1998. Management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock performance.


              Comparison of Five-Year Cumulative Total Return *
           Among Helix Technology Corporation, NASDAQ (U.S. Index)
                  and S&P Technology Sector Composite Index


                                   Cumulative Total Return
                     --------------------------------------------------
                     12/93    12/94    12/95    12/96    12/97    12/98

Helix                100       249      590      453      633      443
NASDAQ               100        98      138      170      209      293
S&P Tech Sector      100       117      168      238      300      519
----------------------------------------------------------------------

<F*>  Assumes the value of the investment in Helix Technology Corporation and each index was $100 on December 31, 1993, and that all dividends were reinvested.

                           DIRECTORS' COMPENSATION

During 1998, each non-employee director received an annual retainer fee of $25,000 ($26,000 for Committee Chairmen) payable in four equal quarterly installments. A director who is also a full-time employee of the Company receives no additional compensation for services as a director.

In addition, the Company has a stock option plan, the 1996 Stock Option Plan for Non-Employee Directors of the Company (the "1996 Directors' Plan") covering its non-employee directors. Under the terms of the 1996 Directors' Plan, each non-employee director, when first elected a director at an Annual Meeting of Stockholders, receives an option to acquire 10,000 shares of Common Stock of the Company at a purchase price equal to fair market value on that date. Options are exercisable in five cumulative annual installments of 2,000 shares each. For each non-employee director who remains eligible, an installment of 2,000 shares shall become exercisable immediately upon his or her election as a director at the 1999 Annual Meeting of Stockholders (or at a subsequent Annual Meeting of Stockholders, if such director is first elected at that time) and the remaining installments shall become exercisable upon each further reelection as a director of the Company at a subsequent Annual Meeting of Stockholders.


                            EMPLOYMENT AGREEMENTS

In February 1999, the Company entered into a new employment agreement (the "1999 Agreement") with Mr. Lepofsky, which runs through February 2007 and replaces the December 1989 employment agreement (the "1989 Agreement") that ran through December 1999. Under the 1999 Agreement, the minimum annual salary of $390,000 may be increased by the Board of Directors from time to time, however, if increased, it may not be reduced again except as part of a general reduction of all executive salaries. The 1999 Agreement provides for additional incentive compensation in the sole discretion of the Board of Directors and commits the Company to provide Mr. Lepofsky with a non-qualified supplemental pension benefit that will pay him the benefit that cannot be paid from the Company's tax-qualified pension plan due to Internal Revenue Service limits. The 1999 Agreement contains a non-qualified stock option granting to Mr. Lepofsky the right to purchase up to 200,000 shares of Common Stock of the Company at an option price of $20.8125 per share. This option was granted under the Company's 1996 Equity Incentive Plan and becomes exercisable in eight annual installments of 25,000 shares each, beginning in February 2000.

Under the 1989 Agreement, Mr. Lepofsky's minimum annual salary was $380,000 for 1998. The 1989 Agreement contained a non-qualified performance stock option (the "Prior Option") granting to Mr. Lepofsky the right to purchase up to 800,000 shares of Common Stock of the Company at an option price of $1.6875 per share, exercisable in ten annual installments of up to 80,000 shares each, beginning on March 1, 1991, and ending on March 1, 2000, to the extent that the Company met certain targets for return on equity and percentage increase in earnings per share over certain base levels for the prior year, or for an average of up to the prior three years, or for the first five years, or for the entire 10-year period of the agreement. At December 31, 1998, options for the purchase of 640,000 shares had become exercisable. The Agreement leaves this Prior Option in place, except that because the Company's ten (10) year performance targets set forth in the Prior Option have already been significantly exceeded, said option was amended so that the final two installments thereof shall become exercisable together on March 1, 2000, without any requirements that any performance criteria be achieved. The Agreement contains non-competition covenants in favor of the Company.

The 1999 Agreement provides for certain benefits in the event of involuntary termination of Mr. Lepofsky's employment not for cause or in the event Mr. Lepofsky terminates his employment following (i) a change of control of the Company that is not approved by the Company's Board of Directors, and (ii) a change in a majority of the Directors. In the event of his involuntary termination not for cause, or in the event of his voluntary termination following both a change of control of the Company not approved by the Board of Directors and a change in a majority of the Directors, Mr. Lepofsky would be entitled to receive base salary continuance through February 2007, or for two years, whichever period is shorter. In the event of a change of control of the Company not approved by the Board of Directors, followed by a change in a majority of the Directors on the Board, Mr. Lepofsky would have the right to terminate his agreement and all remaining installments of his 200,000-share stock option would become exercisable. In the event of the involuntary termination of Mr. Lepofsky's employment not for cause, up to three remaining 25,000-share installments of his 200,000-share stock option would become exercisable.

Any compensation payable to Mr. Lepofsky contingent on a change of control which qualifies as a parachute payment under Section 280G of the Internal Revenue Code, as amended, shall be limited to the maximum amount that may be paid to him without any part of all of such compensation being deemed an excess parachute payment under that Section. Based on his current base salary and his 1999 Agreement, Mr. Lepofsky could receive a maximum (as described above) of $1,198,058 under this severance arrangement.

The Company has entered into employment agreements with each of its four
Senior Vice Presidents, Messrs. Anastasi, El-Hillow, Moody and Paynting (providing for base salaries of $185,000 each), which are terminable at any time. Base salaries may be increased from time to time at the discretion of the Human Resources and Compensation Committee. The agreements further provide for the participation of each of the Senior Vice Presidents in the Company's performance-based bonus program. Each agreement requires the Company to pay 12 months' severance pay following termination if the executive officer has been employed for at least one year, and 24 months' severance pay if the executive officer has been employed at least five years. Severance pay is due if the executive is terminated by the Company without cause or if the executive leaves for "good reason" as defined in the agreements. The amount of severance pay is a combination of annual base salary and average annual bonus for the prior three years. The executive is required not to compete with the Company for at least two years following termination.


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 1998, non-employee directors Dr. Marvin G. Schorr, Dr. Wickham Skinner and Dr. Mark S. Wrighton served as members of the Human Resources and Compensation Committee. None of the Human Resources and Compensation Committee members or Named Executive Officers has any relationships that must be disclosed under this caption.


                                 PROPOSAL 3
                           APPOINTMENT OF AUDITORS

The Board of Directors has appointed PricewaterhouseCoopers LLP, independent accountants, to audit the Company's consolidated financial statements for the year ending December 31, 1999.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
                           VOTE FOR THIS PROPOSAL.


                       SECURITY OWNERSHIP BY PRINCIPAL
                         STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of shares of the Company's Common Stock as of March 17, 1999, (i) by each person (including any partnership, syndicate, or other group) known to management to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) by each director of the Company, (iii) by each of the Named Executive Officers and (iv) by the executive officers and directors of the Company as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                                              Shares Beneficially Owned
Beneficial Owner                                           Number           Percent of Class
--------------------------------------------------------------------------------------------

Wellington Management Company                            1,998,590               8.95%
75 State Street
Boston, MA  02109

Pioneering Management Corporation                        1,237,000               5.54%
60 State Street
Boston, MA  02109-1820


Non-Employee Directors:
Arthur R. Buckland                                           4,000(1)             **
Matthew O. Diggs, Jr.                                       10,000(1)             **
Frank Gabron                                                60,300(1)             **
Robert H. Hayes                                              2,000                **
Marvin G. Schorr                                           116,800(1)             **
Wickham Skinner                                             82,000(1)(3)          **
Mark S. Wrighton                                            14,400(1)             **


Named Executive Officers:
Robert J. Lepofsky                                   402,788(1)(2)               1.80%
President and Chief Executive Officer

Michael El-Hillow                                           21,222(1)             **
Senior Vice President and Chief Financial Officer

Robert E. Anastasi                                          66,956(1)             **
Senior Vice President

Christopher Moody                                           20,000(1)             **
Senior Vice President

Richard J. Paynting                                         30,356(1)             **
Senior Vice President

All Directors and Executive Officers as a Group (12)       830,822(1)            3.70%
--------------------------------------------------------------------------------------------

<F**> Less than 1 percent of shares outstanding.
<F1>  Includes shares of Common Stock owned by spouses and minor children of the named individuals and shares of Common Stock held by custodians for the benefit of such minor children. Depending on the facts of the individual case, beneficial ownership as to such shares may be disclaimed. Also includes shares that each named individual has the right to acquire within 60 days from March 17, 1999, through the exercise of options. The amounts listed include shares under such options as follows: Mr. Buckland, 4,000; Mr. Diggs, 2,000; Mr. Gabron, 4,000; Dr. Schorr, 4,000; Dr. Skinner, 4,000; Dr. Wrighton, 6,000, Mr. Anastasi, 32,500; Mr. El-Hillow, 20,000; Mr. Moody, 20,000;
      Mr. Paynting, 30,000; and all directors and executive officers as a group, 126,500.
<F2>  Includes 40,000 shares held in a trust for his children, with respect to which shares Mr. Lepofsky disclaims beneficial ownership.
<F3>  Dr. Skinner has declined to be nominated for reelection to the Board of Directors.


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10 percent of the Common Stock of the Company, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Executive officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were complied with.

                                ANNUAL REPORT

The Company's Annual Report on Form 10-K for the year ended December 31, 1998, includes financial statements and a report and opinion of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting to make a statement, if he or she so desires, and to respond to appropriate questions.


                                OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than as described above. If any other matters properly come before the Meeting, it is intended that the holders of the Proxies will vote the Proxies upon those matters in accordance with their best judgment.


                            STOCKHOLDER PROPOSALS

The Company must receive any stockholder proposal intended to be included in the Company's proxy materials for the 2000 Annual Meeting of Stockholders no later than November 23, 1999. Any stockholder proposals intended to be presented at such meeting in 2000 must be received by the Company not later than 45 days prior to the meeting.


                          EXPENSES OF SOLICITATION

The cost of preparing, assembling, and mailing proxy materials will be borne by the Company. In addition to solicitation by use of the mails, the Company may request brokers and banks to forward copies of proxy materials to persons for whom they hold Common Stock and to obtain authority for the execution and delivery of Proxies. Several officers and employees of the Company may request the return of the Proxies by telephone, facsimile and personal interview.




                                       Beverly L. Armell
                                       Corporate Secretary


March 26, 1999


                                                               EXHIBIT A


                           PROPOSED ARTICLE FIFTH
                                   OF THE
                    RESTATED CERTIFICATE OF INCORPORATION


FIFTH. Election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide. The Board of Directors shall consist of not less than three nor more than fifteen directors, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office. The directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. The initial directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, the initial directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and the initial directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each succeeding Annual Meeting of Stockholders beginning in the first year following the election of such staggered Board of Directors, successors to the class of directors whose term expires at that meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in the size of such class shall hold office for a term that shall coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen.

At any special meeting of the stockholders called at least in part for the purpose, any director or directors may, by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors, be removed from office for cause. The provisions of this subsection shall be the exclusive method for the removal of directors.


                                   PROXY

                        HELIX TECHNOLOGY CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Lepofsky and Beverly L. Armell and each of them as Proxies of the undersigned, each with the power to appoint a substititute, and hereby authorizes each of them to represent the undersigned at the Annual Meeting of Stockholders to be held on April 29, 1999, or any adjournment thereof, as directed on the reverse side hereof. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3. If any nominee for Director is unable or unwilling to serve, the shares represented hereby will be voted for another person in accordance with the judgment of the Proxies named herein.

In addition, in their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

-------------                                                -------------
|SEE REVERSE|          (IMPORTANT-TO BE SIGNED AND           |SEE REVERSE|
|   SIDE    |             DATED ON REVERSE SIDE)             |   SIDE    |
-------------                                                -------------

                                 DETACH HERE
--------------------------------------------------------------------------
HELIX TECHNOLOGY CORPORATION
  c/o EquiServe
  P.O. Box 9040
  Boston, MA  02266-9040

[X]   Please mark
      votes as in
      this example

1. Election of Directors.
   Nominees: A. Buckland, M. Diggs, Jr., F. Gabson,
             R. Hayes, R. Lepofsky, M. Schorr, M. Wrighton
             [ ] FOR          [ ] WITHHELD
                 ALL              FROM ALL
                 NOMINEES         NOMINEES

[ ] ______________________________________
    For all nominees except as noted above

                                                   FOR   AGAINST   ABSTAIN
2. Approval of an amendment to the Company's       [ ]     [ ]        [ ]
   Restated Certificate of Incorporation to divide the Board of Directors of the Company into three classes.

3. Ratification of PricewaterhouseCoopers LLP      [ ]     [ ]        [ ]
   as independent accountants.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                           [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                         [ ]

                             Please sign as your name appears. Joint owners should each sign personally. If acting as attorney, executor, trustee, or in other representative capacity, sign name and title.

Signature: ____________ Date: ______  Signature: ____________ Date: ______